EXHIBIT 21.1

Behringer Harvard Opportunity REIT II, Inc.

List of Subsidiaries

BHO II, Inc.

BHO Business Trust II

Behringer Harvard Opportunity OP II LP

Behringer Harvard 1875 Lawrence, LLC